==============================================================================
                                                REGISTRATION NO. 33-


                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549
                              ______________

                                 FORM S-3
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933
                             ______________

                              PRONET INC.
           (Exact name of Registrant as specified in its charter)

        DELAWARE                                     75-1832168
(State or other jurisdiction         (I.R.S. Employer Identification Number)
of incorporation or organization)


                       600 DATA DRIVE, SUITE 100
                          PLANO, TEXAS 75075
                            (214) 965-9400
           (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

   MARK A. SOLLS                         Copies of all communications,
   VICE PRESIDENT AND GENERAL COUNSEL    including all communications to the
   600 DATA DRIVE, SUITE 100             agent for service, should be sent to:
   PLANO, TEXAS  75075
   (214) 964-9500                        JEFFREY A. CHAPMAN
                                         MARK EARLY
(Name, address, including zip code,      VINSON & ELKINS L.L.P.
and telephone number, including area     3700 TRAMMELL CROW CENTER
code, of agent for service)              2001 ROSS AVENUE
                                         DALLAS, TEXAS  75201
                                         (214) 220-7700

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined in light of market conditions and other factors.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

                                 ______________

                        CALCULATION OF REGISTRATION FEE

===============================================================================================
 TITLE OF EACH CLASS OF     AMOUNT          PROPOSED             PROPOSED          AMOUNT OF
   SECURITIES TO BE         TO BE       MAXIMUM OFFERING     MAXIMUM AGGREGATE    REGISTRATION
    REGISTERED            REGISTERED   PRICE PER SHARE (1)   OFFERING PRICE (1)        FEE
- -----------------------------------------------------------------------------------------------
Common Stock, par
value $.01 per
share(2)                  2,000,000          $21.94              $43,880,000        $15,131.03
===============================================================================================

(1)  Estimated solely for the purpose of calculating the registration fee in accordance with
     Rule 457(c), using the average of the high and low prices reported on The Nasdaq Stock
     Market for the Registrant's Common Stock on July 20, 1995.
(2)  This Registration Statement also pertains to rights to purchase shares of Series A Junior
     Participating Preferred Stock of the Registrant.  One right is attached to and trades with each share of Common Stock of the Registrant.  Until the occurrence of certain events, the rights are not exercisable and will not be evidenced or transferred apart from the Common
     Stock.

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

               SUBJECT TO COMPLETION, DATED JULY 25, 1995

PROSPECTUS

                              PRONET INC.
             2,000,000 SHARES OF COMMON STOCK, $.01 PAR VALUE

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ____________________


   This Prospectus relates to the offering by the Selling Stockholders (the "Selling Stockholders") of up to an aggregate of 2,000,000 shares of Common Stock, par value $.01 per share ("Common Stock"), of ProNet Inc., a Delaware corporation ("ProNet" or the "Company"). The shares of Common Stock offered hereby (the "Offered Securities") were privately offered by the Company pursuant to acquisitions of paging businesses in a series of unrelated transactions that have occurred since June 30, 1994. See "Resales and Plan of Distribution" for information relating to such resales.

   SEE "RISK FACTORS" ON PAGE 9 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

   The Offered Securities may be sold from time to time pursuant to this Prospectus by the Selling Stockholders. The Offered Securities may be sold by the Selling Stockholders in ordinary brokerage transactions, in transactions in which brokers solicit purchases, in negotiated transactions, or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. See "Plan of Distribution." The distribution of the Offered Securities is not subject to any underwriting agreement. The Company will receive no part of the proceeds of sales from the offering by the Selling Stockholders. All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders. None of the securities offered pursuant to this Prospectus have been registered prior to the filing of the Registration Statement of which this Prospectus is a part.

   The Common Stock is quoted on The Nasdaq Stock Market. The last reported sale price of the Common Stock on July 24, 1995 was $23.25.

                             ____________________

             The date of this Prospectus is August    , 1995

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM PRONET INC., 600 DATA DRIVE, SUITE 100, PLANO, TEXAS 75075,
ATTENTION: GENERAL COUNSEL (TELEPHONE (214) 964-9500). IN ORDER TO INSURE TIMELY DELIVERY OF THE DOCUMENTS, POTENTIAL INVESTORS SHOULD ALLOW FIVE BUSINESS DAYS FOR DELIVERY. SEE "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                           AVAILABLE INFORMATION

     No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus. If given or made, such representations must not be relied upon as having been authorized by the Company or any Selling Stockholder.
This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such State.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Branch of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

           INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:

     (i)    Annual Report on Form 10-K for the fiscal year ended December 31,
            1994;

     (ii) Annual Report on Form 10-K/A for the fiscal year ended December 31, 1994;

     (iii) Annual Report on Form 10-K/A-2 for the fiscal year ended December 31, 1994;

     (iv)   Current Report on Form 8-K filed March 16, 1995;

     (v) Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1995;

     (vi)   Current Report on Form 8-K filed April 17, 1995;

     (vii)  Current Report on Form 8-K filed April 17, 1995;

     (viii) Current Report on Form 8-K/A filed May 12, 1995;

     (ix)   Current Report on Form 8-K filed May 18, 1995;

     (x)    Current Report on Form 8-K filed May 19, 1995;

     (xi)   Current Report on Form 8-K/A filed June 2, 1995;

     (xii)  Current Report on Form 8-K filed June 2, 1995;

     (xiii) Current Report on Form 8-K filed July 5, 1995;

     (xiv)  Current Report on Form 8-K filed July 7, 1995;

     (xv) The description of the Company's Common Stock contained in Item 1 of the Registration Statement on Form 8-A dated July 15, 1987, as amended by Form 8-A/A dated April 19, 1995; and

     (xvi) The description of the Company's Series A Junior Participating Preferred Stock contained in Item 1 of the Registration Statement on Form 8-A dated April 7, 1995.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to Mark A. Solls, Vice President, General Counsel and Secretary, at the Company's principal executive offices.

                                THE COMPANY

     ProNet is one of the fastest growing wireless messaging providers in the United States. The Company focuses its activities in five geographic regions or communication "SuperCenters" centered around major metropolitan markets and population corridors, which generally have the demographics, market size, travel patterns and types of businesses that indicate significant potential demand for the Company's products and services. The Company is a leading provider of paging services in 12 major metropolitan markets in the United States, including New York, Chicago, Dallas/Fort Worth, Houston, Charlotte and Los Angeles.

     The Company was founded in 1982 with the purpose of providing paging services to hospitals, doctors and other healthcare providers. The Company is a solutions-oriented organization dedicated to customer service which has concentrated on identifying market opportunities in the wireless communications market where it can provide users with enhanced wireless services. By utilizing proprietary technologies to manage the under-served market of both the in-house and wide-area paging requirements of hospitals, the Company quickly became the premier provider of customized, enhanced wireless services to healthcare institutions in all of its major metropolitan markets. In 1988, the Company began to apply advanced wireless technology to the security business by marketing radio-activated electronic tracking systems to financial institutions.

     In 1993, ProNet management recognized that the Company's operating expertise combined with its presence in major metropolitan markets presented an opportunity to capitalize on the growing demand for pagers among both business users and the population at large. The Company believes that much of the future growth in pagers in service will occur in large population centers where demand from both business and individual subscribers will be primarily for metropolitan and/or regional coverage. In 1994, the Company began to market to these constituents through both direct and reseller distribution channels and began to pursue acquisitions that complemented its existing market presence.

     The Company's strategy is to achieve rapid growth of its subscriber base and expand service offerings while maintaining its low cost operating structure. The Company believes that by further developing its SuperCenters, it will continue to realize the benefits of operational consolidation while maintaining the flexibility to react to regional market developments. Key elements of the Company's operating strategy include:

          GEOGRAPHIC CONCENTRATION. ProNet management believes that focusing the Company's planned growth strategy around its SuperCenters allows the Company to receive the greatest benefit for each dollar invested and will most effectively address anticipated demand by new paging subscribers for metropolitan and/or regional coverage. ProNet ultimately intends to offer coverage to 60% of the United States population through its SuperCenters encompassing the Northeast (anchored by New York City), Midwest (anchored by Chicago), Southeast (anchored by Charlotte), South Central (anchored by Houston) and West (anchored by Los Angeles).

          SELECTIVE ACQUISITIONS. The Company believes that a substantial portion of its growth will be achieved through acquisitions of commercial paging companies in its SuperCenter regions. ProNet carefully screens and evaluates acquisition candidates according to their technical and operational characteristics, spectrum resources, geographic coverage, distribution capabilities and synergistic qualities within the SuperCenter strategy. Through technical, operational and financial field teams, each new acquisition is quickly and thoroughly integrated into the existing SuperCenter operations to maximize cost savings and operating efficiencies. Since January 1, 1994, the Company has completed nine acquisitions and signed definitive agreements or letters of intent with respect to seven additional acquisitions that are expected to close in 1995 or early 1996.

          INCREASE MARKET PENETRATION. ProNet intends to become a market leader in both its current and future markets by utilizing a variety of existing distribution channels and by continually exploring new channels. The Company uses its highly trained direct sales force to target businesses, medical institutions and individual customers. The Company also sells paging services through resellers or agents and through local and regional retailers. Emphasis on any one channel in a particular region is dictated by market characteristics and business opportunities. ProNet's emphasis on customer service and system reliability is intended to enable the Company to continue to have one of the lowest disconnect ("churn") rates in the industry and thereby further strengthen its market share within its SuperCenters.

          COST EFFICIENT PROVIDER. The Company operates efficiently through consolidation of key operating functions in one location per SuperCenter and through the elimination of redundant operations in acquired companies. The Company believes that subscriber volume, automation and shared overhead will allow each SuperCenter to be one of the most cost efficient providers in its marketplace.

          ENHANCED WIRELESS SERVICES AND PRODUCTS. ProNet currently offers a number of enhanced wireless products and services. The Company's proprietary Intelligent Processing Terminal ("ipt") system for large corporate accounts is a multi-tasking wide-area communications system capable of managing a company's in-house and wide-area paging requirements within a single system. The Company also offers value-added paging services such as voice-mail, simultaneous group paging, news and sports highlights, stock quotes, remote alpha entry and other specialized marketing applications. ProNet's security systems, consisting of TracPacs and tracking receivers, provide a wireless solution to the specialized asset recovery needs of various governmental agencies and business customers. The Company expects to offer additional enhanced services and technologies as they become available.

     Wireless messaging is a high growth industry, Industry sources estimate that there are currently 25 million pagers in service in the United States, a penetration rate of 10% of the population. The number of pagers in service in the United States has grown at an annual rate of 15-20% since the early 1980s. Industry reports continue to project rapid growth for one-way pagers and other wireless messaging services. Factors contributing to this level of growth include (a) increasing mobility of the population, (b) movement toward a service-based economy, (c) growing consumer awareness of the benefits of mobile communications, (d) technical advances in equipment and services offered, and (e) continuing price efficiencies in equipment and services offered.

     The Company was incorporated under Delaware law in 1982. The Company's principal executive office is located at 600 Data Drive, Suite 100, Plano, Texas 75075 and its telephone number is (214) 964-9500.

              SUMMARY FINANCIAL AND OPERATING INFORMATION

     The following table presents summary financial data for the Company as of the dates and for the periods indicated. The financial data for the years ended December 31, 1990, 1991, 1992, 1993 and 1994 were derived from the audited consolidated financial statements of the Company. The financial data for the three months ended March 31, 1994 and 1995 have been derived from the Company's unaudited consolidated financial statements. The following information should be read in conjunction with the Company's pro forma condensed consolidated financial statements and the consolidated financial statements and related notes thereto incorporated by reference herein.

                                                                                          THREE MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,                           MARCH 31,
                               ------------------------------------------------------    -------------------------
                                                                                PRO                         PRO
                                                                               FORMA                       FORMA
                               1990      1991      1992      1993    1994    1994 (1)    1994    1995     1995 (2)
                               ----      ----      ----      ----    ----    --------    ----    ----     --------
                                      (IN THOUSANDS, EXCEPT PERCENTAGE, RATIO, UNIT AND PER SHARE DATA)
STATEMENT OF OPERATIONS
 DATA:
  Recurring revenues (3).... $13,028   $15,084   $16,845   $19,234  $33,079  $64,888    $5,962  $10,488   $16,747
  Product sales (4).........   1,581     1,466     1,855     2,040    6,639   13,632       601    2,196     3,277
                             -------   -------   -------   -------  -------  -------    ------  -------   -------
  Total revenues............  14,609    16,550    18,700    21,274   39,718   78,520     6,563   12,684    20,024
  Net revenues (5)..........  13,694    15,591    17,615    20,318   33,074   65,064     6,093   10,618    17,061
  Depreciation and
   amortization expense.....   3,308     3,748     4,077     4,656    8,574   19,021     1,497    2,745     4,516
  Operating income..........     556     1,223     1,834     2,732    3,189    4,202       598      769     2,073
  Interest expense..........     528       425       310       292    1,774   12,907       171      386     3,345
  Income (loss) before
   extraordinary item.......     215       794     1,754     1,574      693   (6,322)      197       66    (1,068)
  Net income (loss).........     395     1,312     1,754     1,574      693   (6,322)      197       66    (1,068)
  Net income (loss) per share:
   Before extraordinary item     .05       .20       .43       .40      .16    (1.44)      .05      .01      (.16)
   Net income (loss)........     .10       .33       .43       .40      .16    (1.44)      .05      .01      (.16)
OTHER DATA:
  Pagers in service at
   end of period............  88,759   103,157   114,356   130,000  353,830  715,530   225,477  404,713   736,400
  TracPacs in service at
   end of period............  11,544    13,846    19,210    25,841   27,595   27,595    26,374   27,106    27,106
  Pagers in service per
   employee (6).............     490       570       880     1,000    1,325    1,758     1,174    1,289     1,779
  ARPU-Paging (7)........... $ 11.51  $  10.64  $   10.48  $ 10.23  $  8.31 $   7.04  $   9.64 $   8.38  $   6.97
  ARPU-TracPac (8)..........   14.25     15.00      14.75    15.90    16.52    16.52     15.78    15.68     15.68
  Operating, general and
   administrative costs
   per paging
   subscriber (9)...........    4.76      4.80       5.13     5.33     3.30     3.11      4.11     3.63      3.59
  EBITDA (10)...............   3,864     4,971      5,911    7,388   11,763   23,223     2,095    3,514     6,589
  EBITDA margin (11)........      28%       32%        34%      36%      36%      36%       34%      33%       39%
  Capital expenditures (12). $ 4,708  $  4,193   $  5,523  $ 5,497  $ 5,777 $  7,827  $    796 $  1,478  $  1,703
  Ratio of total debt to
   EBITDA (13)..............     1.2x      1.0x       0.6x     0.5x     0.9x     5.2x      2.8x     2.1x      4.6x
    Ratio of EBITDA to
     interest expense.......     7.3      11.7       19.1     25.3      6.6      1.8      12.3      9.1       2.0

                                                               AS OF MARCH 31, 1995
                                                           ----------------------------
                                                           ACTUAL        PRO FORMA (14)
                                                           ------        --------------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents....................           $ 5,369          $ 25,821
  Working capital..............................             7,385            29,554
  Total assets.................................            86,972           182,268
  Long-term debt, including current maturities
   and deferred payments.......................            27,232           121,292
  Total liabilities............................            36,560           131,856
  Total shareholders' equity...................            50,412            50,412

(1) Gives effect to (a) the acquisition of Contact Communications, Inc. ("Contact") and Metropolitan Houston Paging Services, Inc. ("Metropolitan"), and the acquisition of the paging assets of Radio Call Company, Inc. ("Radio Call"), the RCC division of Chicago Communication Service, Inc. ("ChiComm"), High Tech Communications Corp. ("High Tech"), Carrier Paging Systems, Inc. ("Carrier"), Signet Paging of Charlotte, Inc. ("Signet,"), All City Communication Company, Inc. ("All City"), and Americom Paging Corporation ("Americom" and, together with Contact, Metropolitan, Radio Call, ChiComm, High Tech, Carrier, Signet and All City, the "Completed Acquisitions") and
(b) the acquisition of the paging assets of Gold Coast Paging, Inc. ("Gold Coast"), Denton Enterprises, Inc. ("Denton"), MetroTones, Inc. ("MetroTones"), Lewis Paging, Inc. ("Lewis"), and the acquisition of Page East, Inc. ("Page East" and, together with Gold Coast, Denton, MetroTones and Lewis, the "Pending Acquisitions") as if they had occurred at the beginning of the period presented and assumes that they were funded with a portion of the proceeds of the Company's recently completed offering of $100,000,000 in principal amount of Senior Subordinated Notes due 2005 (the "Subordinated Notes"). The Completed Acquisitions and the Pending Acquisitions are collectively referred to as the "Acquisitions."

(2) Gives effect to the acquisitions of Carrier, Signet, Metropolitan, All City, Americom and the Pending Acquisitions as if they had occurred at the beginning of the period presented, and assumes that they were funded with the proceeds of this offering.

(3) Recurring revenues consist of fixed monthly, quarterly, annual and bi-annual service and leasing fees.

(4) Product sales include pager and paging equipment sales and other security systems' income.

(5)  Net revenues are total revenues less cost of products sold.

(6) Calculated by dividing pagers in service by number of employees at the end of the period presented. This calculation excludes employees directly related to the security systems business.

(7) ARPU-Paging (average revenue per paging unit) is calculated by dividing paging systems' recurring revenues for the last month in the period by the number of pagers in service at the beginning of such month.

(8) ARPU-TracPac (average revenue per TracPac unit) is calculated by dividing security systems' recurring revenues for the last month in the period by the number of TracPacs in service at the beginning of such month.

(9) Calculated by dividing the sum of the cost of pager lease and access fees and general and administrative expenses for the last month in the period by the number of pagers in service at the beginning of such month.

(10) EBITDA is earnings before other income (expense), income taxes, depreciation and amortization expense. Other income (expense) consists primarily of interest expense. EBITDA does not represent cash flows as defined by generally accepted accounting principles and does not necessarily indicate that cash flows are sufficient to fund all of the Company's cash needs. EBITDA should not be considered in isolation or as a substitute for net income, cash from operating activities or other measures of liquidity determined in accordance with generally accepted accounting principles.

(11) Calculated by dividing EBITDA by net revenues for the period presented.

(12) Excludes acquisition costs.

                                      -7-


(13) Calculated by dividing total debt at the end of the period by EBITDA for the 12 months ended on the last day of the period except the pro forma ratio for the three months ended March 31, 1995 is based on annualized EBITDA.

(14) Gives effect to the acquisitions of Carrier, Metropolitan, All City, Americom and the Pending Acquisitions as if they occurred on March 31, 1995, as adjusted to reflect the sale of $100,000,000 in principal amount of Subordinated Notes and the application of the net proceeds therefrom.

                                      -8-

                                  RISK FACTORS

     IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY EACH PROSPECTIVE PURCHASER OF COMMON STOCK.

ACQUISITION AND GROWTH STRATEGY

     The Company intends to continue to pursue an aggressive acquisition strategy. Since January 1, 1994, the Company has purchased nine paging operations and signed definitive agreements or letters of intent to purchase seven more companies, representing approximately 596,200 pagers in service in the aggregate. No assurances can be given that the Pending Acquisitions will be consummated, that further suitable acquisition candidates can be found or purchased on favorable terms, or that the Pending Acquisitions, if completed, will be successful. Moreover, there can be no assurance that the Company will be able to integrate the paging operations of each of the acquired companies successfully. If the Company is not successful in integrating such paging operations, the business of the Company may be adversely affected. In addition, integration of new acquisitions may, at least in the short term, have an adverse impact upon the Company's operations.

     Prior to 1994, the Company delivered paging services solely to members of the healthcare industry. However, most of the Company's growth since January 1994 has resulted from, and much of the Company's future growth is expected to result from, the addition of non-healthcare subscribers, such as small businesses and individual consumers, many of whom will purchase and maintain their own pagers rather than lease their pagers from the Company. This may tend to reduce the Company's average revenue per unit ("ARPU") because such subscribers will not generate leasing revenues. Marketing and providing paging services to such businesses and consumers can vary significantly from marketing and providing such services to healthcare subscribers. No assurances can be given that the Company will be successful in the general marketplace.

HIGH DEGREE OF LEVERAGE; RESTRICTIONS IMPOSED BY LENDERS

     The Company is highly leveraged. At March 31, 1995, after giving pro forma effect to the acquisitions of Carrier, Metropolitan, All City, Americom and the Pending Acquisitions and the offering of the Subordinated Notes and the application of the net proceeds therefrom, the Company would have had approximately $121.3 million of debt outstanding and the Company's long-term debt as a percentage of total capitalization would have been 71%.

     The Company's high degree of leverage will have important consequences to the Company, including the following: (i) the ability of the Company to obtain additional financing in the future for acquisitions, working capital, capital expenditures or other purposes, should it need to do so, may be impaired; (ii) a substantial portion of the Company's cash flow from operations will be required to be dedicated to the payment of the Company's interest expense, which will reduce the funds available to the Company for its operations and future business opportunities; (iii) the Company may be more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and (iv) the Company's high degree of leverage may make it more vulnerable to a downturn in its business or the economy generally.

     The Company's credit facility (the "Credit Facility") and the indenture governing the Subordinated Notes (the "Indenture") contain financial and operating covenants including, among other things, requirements that the Company maintain certain financial ratios and satisfy certain financial tests and limitations on the Company's ability to incur other indebtedness, pay dividends, engage in transactions with affiliates, sell assets and engage in mergers and consolidations and other acquisitions. If the Company fails to comply with these covenants, the lenders will be able to accelerate the maturity of the applicable indebtedness.

FUTURE PROFITABILITY

     The Company has been profitable in each of the last five years. However, the Company anticipates incurring significantly greater depreciation, amortization and interest expenses in future periods as a result of the Company's recent and planned acquisitions of commercial paging companies and the offering of the Subordinated Notes. Such increased expenses will reduce net income and may contribute to the Company's incurrence of losses in future periods. In any event, no assurances can be given that the Company will continue to achieve profitability.

SUBSCRIBER TURNOVER

     The results of operations of paging service providers such as the Company may be significantly affected by subscriber cancellations. In order to realize net growth in pagers in service, disconnected users must be replaced and additional users must be added. However, the sales and marketing costs associated with attracting new subscribers are substantial relative to the costs of providing service to existing customers. Although the Company's current disconnect rate is below the industry average, the Company anticipates that it will experience a higher disconnect rate in the future among small businesses, individual consumers and other non-healthcare subscribers than it has experienced historically. A significant increase in the Company's subscriber cancellation rate may adversely affect the Company's operating results.

COMPETITION AND TECHNOLOGICAL CHANGE

     The Company faces direct competition in all of its paging markets. Some of the Company's competitors, which include certain national and regional paging companies and Regional Bell Operating Companies, possess greater financial and other resources than the Company. There can be no assurance that additional competitors will not enter markets served by the Company or that the Company will be able to continue to compete successfully. In addition, the telecommunications industry is characterized by rapid technological change. Future technological advances in the industry may result in the availability of new services or products that could compete directly with the services and products being provided or developed by the Company. Recent and proposed regulatory changes by the Federal Communications Commission (the "FCC") are aimed at encouraging such new services and products. Moreover, changes in technology could lower the cost of competitive services and products to a level at which the Company's services and products would become less competitive or the Company would be required to reduce the prices of its services and products. There can be no assurance that the Company will be able to develop or introduce new services and products to remain competitive or that the Company will not be adversely affected in the event of such technological developments.

GOVERNMENT REGULATION

     The paging industry is subject to regulation by the FCC and, depending on the jurisdiction, may be regulated by state regulatory agencies. There can be no assurance that either the FCC or those state agencies having jurisdiction over the Company's business will not adopt regulations or take other actions that would adversely affect the business of the Company.

RELIANCE ON SELECT GROUP OF EXECUTIVES

     The Company believes that its success will depend to a significant extent on the efforts and abilities of a relatively small group of executive personnel. The loss of services of one or more of these key executives could adversely affect the Company. The Company does not maintain "key man" life insurance policies on its executives. However, the Company has entered into three-year employment agreements with Jackie R. Kimzey, the Company's Chairman and Chief Executive Officer, and David J. Vucina, the Company's President and Chief Operating Officer.

                             SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder and relationship, if any, with the Company and (i) the number of shares of Common Stock owned by each Selling Stockholder as of August __, 1995, (ii) the maximum number of shares of Common Stock which may be offered for the account of such Selling Stockholder under this Prospectus, and (iii) the amount and percentage of Common Stock to be owned by the Selling Stockholder after the completion of the Offering assuming the sale of all the Common Stock which may be offered hereunder.

                                                                                                AMOUNT AND PERCENTAGE OF
                                                                         MAXIMUM NUMBER OF          COMMON STOCK OWNED
NAME OF SELLING HOLDER AND RELATIONSHIP TO     SHARES OWNED PRIOR TO    SHARES WHICH MAY BE        AFTER THE OFFERING(2)
               COMPANY                              OFFERING (1)           SOLD HEREUNDER               AMOUNT - %
- ------------------------------------------     ---------------------    -------------------     --------------------------
Chicago Communication Service, Inc.

- --------------------
(1)  Beneficial ownership as of _______________, 1995, based upon information provided by the respective
     Selling Stockholder.

(2)  Assumes the sale of all shares of Common Stock registered hereunder, although none of the Selling
     Stockholders are under any obligation known to the Company to sell any shares of Common Stock.

     The Company will pay the expenses of registering the shares of Common Stock being sold hereunder which are estimated to be $_____________.

                               PLAN OF DISTRIBUTION

     The Offered Securities were issued to the Selling Stockholders in connection with the acquisition by the Company of the various paging businesses of the Selling Stockholders in a series of separate transactions. The Offered Securities may be sold from time to time by the Selling Stockholders. The Selling Stockholders may from time to time sell all or a portion of the Offered Securities in transactions on The Nasdaq Stock Market, in the over-the-counter market, in negotiated transactions, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices; provided, that such transactions will not include an underwritten public offering. The Offered Securities may be sold directly or through broker-dealers. If shares of Common Stock are sold through broker-dealers, the Selling Stockholders may pay brokerage commissions and charges. The methods by which the Offered Securities may be sold include (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of The Nasdaq Stock Market; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (e) privately negotiated transactions.

     Pursuant to the provisions of various Registration Rights Agreements entered into by and between the Company and each of the Selling Stockholders, the Selling Stockholders will pay their costs and expenses of selling the shares of Common Stock offered hereunder, including commissions and discounts of brokers, dealers, or agents, and the Company has agreed to pay the costs and expenses incident to its registration and qualification of the Common Stock offered hereby, including registration and filing fees. In addition, the Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities arising under the Securities Act.

     The Selling Stockholders and any broker-dealer participating in the distribution of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit and any commissions paid or any discounts or concessions allowed to any such broker-dealer may be deemed to be underwriting discounts and commissions under the Securities Act. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of shares of Common Stock against certain liabilities, including liabilities under the Securities Act.

     There can be no assurances that the Selling Stockholders will sell any or all of the shares of Common Stock offered by them hereunder.

                           VALIDITY OF SECURITIES

     The validity of the shares of Common Stock will be passed upon by Vinson & Elkins L.L.P., Dallas, Texas.

                                   EXPERTS

     The consolidated financial statements of ProNet Inc. for the three years ended December 31, 1994, appearing in ProNet Inc.'s Annual Report on Form 10-K have been audited by Ernst & Young LLP, independent auditors, as indicated in their report incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of Contact Communications, Inc. appearing in one of the documents incorporated herein by reference to the extent and for the periods indicated in their report have been audited by Hiltzik, Schneider, Ehrlich & Wengrover, independent public accountants, as indicated in their report incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of Radio Call Company, Inc. appearing in one of the documents incorporated herein by reference have been audited by Cummings & Carroll, P.C., independent public accountants, as indicated in their report incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of the RCC Division of Chicago Communication Service, Inc. appearing in one of the documents incorporated herein by reference to the extent and for the periods indicated in their report have been audited by Natarelli & Associates, independent public accountants, as indicated in their report incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of All City Communication Company, Inc. appearing in one of the documents incorporated herein by reference to the extent and for the periods indicated in their report have been audited by Winter, Kloman, Moter & Repp S.C., independent public accountants, as indicated in their report incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Signet Paging of Charlotte, Inc. appearing in one of the documents incorporated herein by reference have been audited by Greer & Walker, L.L.P., independent public accountants, as indicated in their report incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Metropolitan Houston Paging Services, Inc. appearing in one of the documents incorporated herein by reference to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Americom Paging Corporation as of December 31, 1994, and for each of the years in the two-year period ended December 31, 1994, have been incorporated by reference in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 financial statements contains an explanatory paragraph that states that the Company's recurring losses from operations and net capital deficiency raise substantial doubt about the entity's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     The financial statements of Page East, Inc. appearing in one of the documents incorporated herein by reference to the extent and for the periods indicated in their report have been audited by Ernst & Young LLP, independent auditors, as indicated in their report incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

===================================
      No dealer, salesman or other
person has been authorized to give
any information or to make any
representations other than those
contained in this Prospectus in
connection  with the offer made by
this Prospectus and, if given or
made, such information or
representations must not be relied
upon as having been authorized by
the Company, by any selling
stockholder or underwriter.  Neither
the delivery of this Prospectus nor
any sale made hereunder shall under
any circumstances create an
implication that there has been no
change in the affairs of the Company
since the date hereof.  This
Prospectus does not constitute an
offer or solicitation by anyone in
any state in which such offer or
solicitation is not authorized or in
which the person making such offer
or solicitation is not qualified to
do so to anyone to whom it is
unlawful to make such offer or
solicitation



     _____________________


       TABLE OF CONTENTS

                          PAGE
                          ----
Available Information. . .   2
Incorporation of Certain
 Information by Reference.   2
The Company. . . . . . . .   4
Risk Factors . . . . . . .   9
Selling Stockholders . . .  11
Plan of Distribution . . .  12
Validity of Securities . .  12
Experts. . . . . . . . . .  12

===============================

===============================

          PRONET INC.

        2,000,000 Shares
         of Common Stock






          ____________
           Prospectus
          ____________







        August    , 1995

===============================

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Six of the Restated Certificate of Incorporation of the Registrant provides that the Registrant shall indemnify its directors and officers to the maximum extent allowed by the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, the Registrant generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Registrant, and with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the Registrant, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if the person is adjudged to be liable to the Registrant, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Registrant also has the power to purchase and maintain insurance for its directors and officers and has recently obtained such insurance.

     The preceding discussion of the Registrant's Restated Certificate of Incorporation and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the Restated Certificate of Incorporation and Section 145 of the Delaware General Corporation Law.

     The Registrant has entered into indemnity agreements with the Registrant's directors and officers. Pursuant to such agreements, the Registrant will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the Registrant or assumed certain responsibilities at the direction of the Registrant.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

 EXHIBIT
  NUMBER                     DESCRIPTION OF EXHIBITS
  ------                     -----------------------
 3.1      -  Restated Certificate of Incorporation dated July 31, 1987 (filed as an Exhibit to the Registrant's Registration Statement on Form S-4 (file no. 33-60925) filed with the Commission July 7, 1995 and incorporated herein by reference).
 3.2      -  Certificate of Designation of Series A Junior Participating
             Preferred Stock dated April 11, 1995 (filed as part of the Registrant's Registration Statement on Form 8-A dated April 7, 1995, and incorporated herein by reference).
 3.3      -  Certificate of Amendment to Restated Certificate of
             Incorporation dated June 12, 1995 (filed as an Exhibit to the Registrant's Current Report on Form 8-K, dated July 5, 1995, and incorporated herein by reference).
 3.4      -  Restated Bylaws of the Registrant (filed as an Exhibit to the Registrant's Current Report on Form 8-K filed with the Commission April 17, 1995, and incorporated herein by reference).
 4.1      -  Indenture, dated as of June 15, 1995, between the Registrant and First Interstate Bank of Texas, N.A., as Trustee (filed as an Exhibit to the Registrant's Current Report on Form 8-K, dated July 5, 1995, and incorporated herein by reference).
 4.2      -  Registration Rights Agreement, dated as of June 15, 1995, between the Registrant, Lehman Brothers, Inc., Alex. Brown &
             Sons Incorporated and PaineWebber Incorporated (filed as an
             Exhibit to the Registrant's Registration Statement on Form S-4 (file no. 33-60925) filed with the Commission July 7, 1995).
 4.3      -  Rights Agreement, dated as of April 5, 1995, between the
             Registrant and Chemical Shareholder Services Group, Inc., as
             Rights Agent, specifying the terms of the rights to purchase the Registrant's Series A Junior Participating Preferred
             Stock, and the exhibits thereto (filed as an Exhibit to the Registrant's Registration Statement on Form 8-A dated April 7, 1995, and incorporated herein by reference).
 5.1      -  Opinion of Vinson & Elkins L.L.P.
10.1      -  Agreement dated June 15, 1988, between the Registrant and
             Texas Instruments Incorporated for the acquisition of assets including the use of patents, technology and software related to ProNet Tracking Systems (filed as an Exhibit to the Registrant's Current Report on Form 8-K, dated July 21, 1988, and incorporated herein by reference).

 EXHIBIT
  NUMBER                     DESCRIPTION OF EXHIBITS
  ------                     -----------------------
10.2      -  Office/Showroom/Warehouse Lease Agreement dated January 2,
             1990, between the Registrant and Dal-Mac Westridge I, Ltd., as amended (filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990, and incorporated herein by reference).
10.3      -  Stock Purchase Agreement dated September 24, 1993, by and between the Registrant and Contact Communications, Inc.
             (filed as an Exhibit to the Registrant's Current Report on Form 8-K, dated March 1, 1994, and incorporated herein by reference).
10.4      -  Amendment Letter No. One to Stock Purchase Agreement dated
             October 20, 1993, by and between the Registrant and Contact Communications, Inc. (filed as an Exhibit to the Registrant's Current Report on Form 8-K, dated March 1, 1994, and incorporated herein by reference).
10.5      -  Amendment Letter No. Two to Stock Purchase Agreement dated
             January 4, 1994, by and between the Registrant and Contact Communications, Inc. (filed as an Exhibit to the Registrant's Current Report on Form 8-K, dated March 1, 1994, and incorporated herein by reference).
10.6      -  Amendment Letter No. Three to Stock Purchase Agreement dated
             March 1, 1994, by and between the Registrant and Contact Communications, Inc. (filed as an Exhibit to the Registrant's Current Report on Form 8-K, dated March 1, 1994, and incorporated herein by reference).
10.7      -  Asset Purchase Agreement dated March 22, 1994, by and among the Registrant, Radio Call Company, Inc., a New York corporation, MRN Communications, Inc., a New York corporation, Radio Call Co. of N.J., Inc., a New Jersey corporation, and Marvin R. Neuwirth (filed as an Exhibit to the Registrant's Current Report on Form 8-K, dated August 5, 1994, and incorporated herein by reference).
10.8      -  Asset Purchase Agreement dated May 5, 1994, by and among the
             Registrant, Chicago Communication Service, Inc., an Illinois corporation, Gerald C. Bear, Gerald C. Bear, Trustee of the Lewis Bear Trust, Leo Magiera and Gerald Manikowski (filed as an Exhibit to the Registrant's Current Report on Form 8-K, dated August 5, 1994, and incorporated herein by reference).
10.9      -  Asset Purchase Agreement dated June 30, 1994, by and among the Registrant, All City Communication Company, Inc., Robert
             J. von Bereghy, Maurice S. Meyers, Martin T. Franke, Virginia Franke, Personal Representative of the estate of Martin K. Franke and Cove Communications of Wisconsin, Inc. (filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994, and incorporated herein by reference).
10.10     -  Amendment Agreement dated July 29, 1994, by and among the
             Registrant, Radio Call Company, Inc., a New York corporation, MRN Communications, Inc., a New York corporation, Radio Call
             Co. of N.J., Inc., a New Jersey corporation and Marvin R. Neuwirth (filed as an Exhibit to the Registrant's Current
             Report on Form 8-K, dated August 5, 1994, and incorporated herein by reference).
10.11     -  Amendment Agreement dated August 1, 1994, by and among the
             Registrant, All City Communication Company, Inc., Robert J.
             von Bereghy, Maurice S. Meyers, Martin T. Franke, Virginia Franke, Personal Representative of the estate of Martin K. Franke and Cove Communications of Wisconsin, Inc. (filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994, and incorporated herein by reference).
10.12     -  Stock Purchase Agreement dated April 20, 1994, regarding the acquisition of the outstanding capital stock of Metropolitan Houston Paging Services, Inc., ("Metro Houston") by and among Contact Communications Inc., a wholly-owned subsidiary of the Registrant ("CCI"), Metro Houston and the shareholders of Metro Houston (filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995, and incorporated herein by reference).
10.13     -  Form of PS-58 Split Dollar Agreement between the Registrant and each of its executive officers (filed as an Exhibit to the Registrant's Registration Statement on Form S-2 (File No. 33-85696) filed with the Commission on October 28, 1994, and incorporated herein by reference).

 EXHIBIT
  NUMBER                     DESCRIPTION OF EXHIBITS
  ------                     -----------------------
10.14     -  Asset Purchase Agreement dated November 30, 1994, among
             Signet Paging of Charlotte, Inc., Eileen L. Knight, John R.
             Knight, Sr., John R. Knight, Jr. and CCI (filed as an Exhibit to Amendment No. 2 to the Registrant's Registration Statement
             on Form S-2 (File No. 33-85696) filed with the Commission on
             December 14, 1994, and incorporated herein by reference).
10.15     -  Employment Agreement dated May 18, 1994, by and between the
             Registrant and Jackie R. Kimzey (filed as an Exhibit to the
             Registrant's Quarterly Report on Form 10-Q for the fiscal
             quarter ended June 30, 1994, and incorporated herein by
             reference).
10.16     -  Employment Agreement dated May 18, 1994, by and between the
             Registrant and David J. Vucina (filed as an Exhibit to the
             Registrant's Quarterly Report on Form 10-Q for the fiscal
             quarter ended June 30, 1994, and incorporated herein by
             reference).
10.17     -  Change in Control Agreement dated May 18, 1994, by and
             between the Registrant and Bo Bernard (filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994, and incorporated herein by
             reference).
10.18     -  Change in Control Agreement dated May 18, 1994, by and
             between the Registrant and Jan E. Gaulding (filed as an
             Exhibit to the Registrant's Quarterly Report on Form 10-Q for
             the fiscal quarter ended June 30, 1994, and incorporated
             herein by reference).
10.19     -  Change in Control Agreement dated May 18, 1994, by and
             between the Registrant and Jeffery Owens (filed as an Exhibit to the Registrant's Quarterly Report on Form 10-Q for the
             fiscal quarter ended June 30, 1994, and incorporated herein by reference).
10.20     -  Change in Control Agreement dated January 17, 1995, by and between the Registrant and Mark A. Solls (filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1994, and incorporated herein by
             reference).
10.21     -  Asset Purchase Agreement dated May 24, 1995, regarding the acquisition of substantially all of the paging assets of
             Americom Paging Corporation, by and among CCI, Gregory W.
             Hadley, Mo Shebaclo and American 900 Paging, Inc. dba Americom
             Paging Corporation (filed as an Exhibit to the Registrant's
             Current Report on Form 8-K, dated July 7, 1995, and
             incorporated herein by reference).
10.22     -  Amended and Restated Credit Agreement dated February 9, 1995, by and among the Registrant, The First National Bank of
             Chicago, as Agent, and the Lenders party thereto (filed as an
             Exhibit to the Registrant's Annual Report on Form 10-K for
             the year ended December 31, 1994, and incorporated herein by reference).
10.23     -  Waiver, Consent and Amendment No. 1 dated as of June 12, 1995 by and among the Registrant, The First National Bank of
             Chicago, as Agent, and the Lenders party thereto (filed as an exhibit to the Registrant's Registration Statement on Form S-4
             (file no. 33-60925) filed with the Commission July 7, 1995, and incorporated herein by reference).
10.26     -  Letter of Agreement dated March 31, 1995, regarding the acquisition of substantially all of the paging assets of Lewis
             Paging Inc., by and among CCI, Lewis Paging, Inc. and Terry W.
             Lewis (filed as an exhibit to the Registrant's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1995, and incorporated herein by reference).
10.27     -  Letter of Agreement dated March 31, 1995, regarding the acquisition of the common stock of Page East Inc., by and among
             CCI, Page East, Inc. and C.T. Spruill (filed as an exhibit to the
             Registrant's Quarterly Report on Form 8-K dated July 5, 1995, and incorporated herein by reference).
10.28     -  Office Lease Agreement by and between the Registrant and
             Carter-Crowley Properties, Inc., as Landlord (filed as an
             exhibit to the Registrant's Current Report on Form 8-K, dated
             July 5, 1995, and incorporated herein by reference).
10.29     -  Letter of Agreement dated July 10, 1995, regarding the
             acquisition of substantially all of the paging assets of Signet
             Paging of Raleigh, Inc., by and among CCI, Signet Paging of
             Raleigh, Inc. and W. David Sweatt.
10.30     -  Letter of Agreement dated July 10, 1995, regarding the
             acquisition of the common stock of Apple Communications, Inc.
             and certain assets of Best Page, Inc., by and among CCI, Apple
             Communications, Inc., Best Page, Inc., Sam Zarcone and
             Jill DiFoggio.
22        -  Subsidiaries of the Registrant (filed as an Exhibit to the
             Registrant's Annual Report on Form 10-K for the year ended
             December 31, 1994, and incorporated herein by reference).
23.1      -  Consent of Vinson & Elkins L.L.P. (set forth in Exhibit 5.1).
23.2      -  Consent of Ernst & Young LLP, Independent Auditors.
23.3      -  Consent of Hiltzik, Schneider, Ehrlich & Wengrover,
             Independent Public Accountants.
23.4      -  Consent of Cummings & Carroll, P.C., Independent Public
             Accountants.
23.5      -  Consent of Natarelli & Associates, Independent Public
             Accountants.

 EXHIBIT
  NUMBER                     DESCRIPTION OF EXHIBITS
  ------                     -----------------------
23.6      -  Consent of Winter, Kloman, Moter & Repp S.C., Independent
             Public Accountants.
23.7      -  Consent of Greer & Walker, L.L.P., Independent Public
             Accountants.
23.8      -  Consent of Arthur Andersen LLP, Independent Public
             Accountants.
23.9      -  Consent of KPMG Peat Marwick LLP, Independent Public
             Accountants.
24.1      -  Powers of Attorney (set forth on signature page).


ITEM 22.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

         (i) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
               Statement:

         (ii) To include any prospectus required in Section 10(a) (3) of the Securities Act of 1933, as amended (the "Securities Act");

         (iii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iv) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on July 21, 1995.

                              PRONET INC.


                              By:       /s/ Jan E. Gaulding
                                  ---------------------------------
                                          Jan E. Gaulding
                                      Senior Vice President and
                                       Chief Financial Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jan E. Gaulding and Mark A. Solls, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

        SIGNATURE                               TITLE                         DATE
        ---------                               -----                         -----
/s/ Jackie R. Kimzey                    Chairman, Chief Executive           July 21, 1995
- -------------------------------           Officer and Director
Jackie R. Kimzey                      (Principal Executive Officer)

/s/ David J. Vucina                     President, Chief Operating          July 21, 1995
- -------------------------------            Officer and Director
David J. Vucina

/s/ Jan E. Gaulding                  Senior Vice President, Treasurer       July 21, 1995
- -------------------------------        and Chief Financial Officer
Jan E. Gaulding                         (Principal Financial and
                                           Accounting Officer)

/s/ Thomas V. Bruns                             Director                     July 7, 1995
- -------------------------------
Thomas V. Bruns

/s/ Harvey B. Cash                              Director                    July 21, 1995
- -------------------------------
Harvey B. Cash


/s/ Edward E. Jungerman                         Director                    July 21, 1995
- -------------------------------
Edward E. Jungerman

/s/ Mark C. Masur                               Director                    July 21, 1995
- -------------------------------
Mark C. Masur

                                  EXHIBIT INDEX
EXHIBIT
 NUMBER                  DESCRIPTION OF EXHIBITS               PAGE NO.
 ------                  -----------------------               --------
 3.1      -  Restated Certificate of Incorporation dated
             July 31, 1987 (filed as an Exhibit to the
             Registrant's Registration Statement on Form S-4 (file no. 33-60925) filed with the Commission July 7, 1995, and incorporated herein by reference).
 3.2      -  Certificate of Designation of Series A Junior
             Participating Preferred Stock dated April 11,
             1995 (filed as part of the Registrant's
             Registration Statement on Form 8-A dated April 7,
             1995, and incorporated herein by reference).
 3.3      -  Certificate of Amendment to Restated
             Certificate of Incorporation dated June 12,
             1995 (filed as an Exhibit to the Registrant's
             Current Report on Form 8-K, dated July 5, 1995, and incorporated herein by reference).
 3.4      -  Restated Bylaws of the Registrant (filed as
             an Exhibit to the Registrant's Current Report on Form 8-K filed July 7, 1995, and incorporated herein by reference).
 4.1      -  Indenture, dated as of June 15, 1995, between
             the Registrant and First Interstate Bank of
             Texas, N.A., as Trustee (filed as an Exhibit to the Registrant's Current Report on Form 8-K, dated July 5, 1995, and incorporated herein by reference).
 4.2      -  Registration Rights Agreement, dated as of June 15,
             1995, between the Registrant, Lehman
             Brothers, Inc., Alex. Brown & Sons Incorporated and PaineWebber Incorporated (filed as an Exhibit to the Registrant's Registration Statement on Form S-4
             (file no. 33-60925) filed with the Commission July 7,
             1995).
 4.3      -  Rights Agreement, dated as of April 5, 1995,
             between the Registrant and Chemical Shareholder
             Services Group, Inc., as Rights Agent,
             specifying the terms of the rights to purchase the Registrant's Series A Junior Participating
             Preferred Stock, and the exhibits thereto
             (filed as an Exhibit to the Registrant's
             Registration Statement on Form 8-A dated April 7,
             1995, and incorporated herein by reference).
 5.1      -  Opinion of Vinson & Elkins L.L.P.
10.1      -  Agreement dated June 15, 1988, between the
             Registrant and Texas Instruments Incorporated for the acquisition of assets including the use of patents, technology and software related to ProNet Tracking Systems (filed as an Exhibit to the Registrant's Current Report on Form 8-K, dated July 21, 1988, and incorporated herein by reference).
10.2      -  Office/Showroom/Warehouse Lease Agreement dated
             January 2, 1990, between the Registrant and
             Dal-Mac Westridge I, Ltd., as amended (filed as an Exhibit to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1990, and incorporated herein by reference).
10.3      -  Stock Purchase Agreement dated September 24,
             1993, by and between the Registrant and Contact Communications, Inc. (filed as an Exhibit to the Registrant's Current Report on Form 8-K, dated March 1, 1994, and incorporated herein by reference).
10.4      -  Amendment Letter No. One to Stock Purchase
             Agreement dated October 20, 1993, by and between the Registrant and Contact
             Communications, Inc. (filed as an Exhibit to the Registrant's Current Report on Form 8-K, dated March 1, 1994, and incorporated herein by reference).
10.5      -  Amendment Letter No. Two to Stock Purchase
             Agreement dated January 4, 1994, by and between the Registrant and Contact Communications, Inc.
             (filed as an Exhibit to the Registrant's
             Current Report on Form 8-K, dated March 1,
             1994, and incorporated herein by reference).
10.6      -  Amendment Letter No. Three to Stock Purchase
             Agreement dated March 1, 1994, by and between the Registrant and Contact Communications, Inc.
             (filed as an Exhibit to the Registrant's
             Current Report on Form 8-K, dated March 1,
             1994, and incorporated herein by reference).

EXHIBIT
 NUMBER                  DESCRIPTION OF EXHIBITS               PAGE NO.
 ------                  -----------------------               --------
10.7      -  Asset Purchase Agreement dated March 22, 1994,
             by and among the Registrant, Radio Call
             Company, Inc., a New York corporation, MRN
             Communications, Inc., a New York corporation,
             Radio Call Co. of N.J., Inc., a New Jersey corporation, and Marvin R. Neuwirth (filed as an Exhibit to the Registrant's Current Report on
             Form 8-K, dated August 5, 1994, and
             incorporated herein by reference).
10.8      -  Asset Purchase Agreement dated May 5, 1994, by
             and among the Registrant, Chicago Communication
             Service, Inc., an Illinois corporation, Gerald
             C. Bear, Gerald C. Bear, Trustee of the Lewis
             Bear Trust, Leo Magiera and Gerald Manikowski
             (filed as an Exhibit to the Registrant's
             Current Report on Form 8-K, dated August 5,
             1994, and incorporated herein by reference).
10.9      -  Asset Purchase Agreement dated June 30, 1994,
             by and among the Registrant, All City
             Communication Company, Inc., Robert J. von
             Bereghy, Maurice S. Meyers, Martin T. Franke,
             Virginia Franke, Personal Representative of the estate of Martin K. Franke and Cove
             Communications of Wisconsin, Inc. (filed as an
             Exhibit to the Registrant's Quarterly Report on
             Form 10-Q for the fiscal quarter ended June 30, 1994, and incorporated herein by reference).
10.10     -  Amendment Agreement dated July 29, 1994, by and
             among the Registrant, Radio Call Company, Inc., a New York corporation, MRN Communications,
             Inc., a New York corporation, Radio Call Co. of
             N.J., Inc., a New Jersey corporation, and Marvin
             R. Neuwirth (filed as an Exhibit to the
             Registrant's Current Report on Form 8-K, dated
             August 5, 1994, and incorporated herein by reference).
10.11     -  Amendment Agreement dated August 1, 1994, by
             and among the Registrant, All City
             Communication Company, Inc., Robert J. von
             Bereghy, Maurice S. Meyers, Martin T. Franke,
             Virginia Franke, Personal Representative of the estate of Martin K. Franke and Cove
             Communications of Wisconsin, Inc. (filed as an
             Exhibit to the Registrant's Quarterly Report on
             Form 10-Q for the fiscal quarter ended June 30, 1994, and incorporated herein by reference).
10.12     -  Stock Purchase Agreement dated April 20, 1994,
             regarding the acquisition of the outstanding capital stock of Metropolitan Houston Paging
             Services, Inc., ("Metro Houston") by and among
             Contact Communications Inc., a wholly-owned subsidiary of the Registrant ("CCI"), Metro Houston and the shareholders of Metro Houston (filed as an Exhibit to the Registrant's Quarterly Report on
             Form 10-Q for the fiscal quarter ended March 31, 1995, and incorporated herein by reference).
10.13     -  Form of PS-58 Split Dollar Agreement between
             the Registrant and each of its executive officers (filed as an Exhibit to the Registrant's Registration Statement on Form S-2
             (File No. 33-85696) filed with the Commission on October 28, 1994, and incorporated herein by reference).
10.14     -  Asset Purchase Agreement dated November 30,
             1994, among Signet Paging of Charlotte, Inc.,
             Eileen L. Knight, John R. Knight, Sr., John R.
             Knight, Jr. and CCI (filed as an Exhibit to
             Amendment No. 2 to the Registrant's Registration
             Statement on Form S-2 (File No. 33-85696) filed with the Commission on December 14, 1994, and incorporated herein by reference).
10.15     -  Employment Agreement dated May 18, 1994, by and
             between the Registrant and Jackie R. Kimzey
             (filed as an Exhibit to the Registrant's
             Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1994, and incorporated herein by reference).

EXHIBIT
 NUMBER                  DESCRIPTION OF EXHIBITS               PAGE NO.
 ------                  -----------------------               --------
10.16     -  Employment Agreement dated May 18, 1994, by and
             between the Registrant and David J. Vucina
             (filed as an Exhibit to the Registrant's
             Quarterly Report on Form 10-Q for the fiscal
             quarter ended June 30, 1994, and incorporated
             herein by reference).
10.17     -  Change in Control Agreement dated May 18, 1994,
             by and between the Registrant and Bo Bernard
             (filed as an Exhibit to the Registrant's
             Quarterly Report on Form 10-Q for the fiscal
             quarter ended June 30, 1994, and incorporated
             herein by reference).
10.18     -  Change in Control Agreement dated May 18, 1994,
             by and between the Registrant and Jan E.
             Gaulding (filed as an Exhibit to the
             Registrant's Quarterly Report on Form 10-Q for
             the fiscal quarter ended June 30, 1994, and
             incorporated herein by reference).
10.19     -  Change in Control Agreement dated May 18, 1994,
             by and between the Registrant and Jeffery Owens
             (filed as an Exhibit to the Registrant's
             Quarterly Report on Form 10-Q for the fiscal
             quarter ended June 30, 1994, and incorporated
             herein by reference).
10.20     -  Change in Control Agreement dated January 17,
             1995, by and between the Registrant and Mark A.
             Solls (filed as an Exhibit to the Registrant's
             Annual Report on Form 10-K for the year ended
             December 31, 1994, and incorporated herein by
             reference).
10.21     -  Asset Purchase Agreement dated May 24, 1995,
             regarding the acquisition of substantially all
             of the paging assets of Americom Paging
             Corporation, by and among CCI, Gregory W. Hadley,
             Mo Shebaclo and American 900 Paging, Inc. dba
             Americom Paging Corporation (filed as an Exhibit
             to the Registrant's Current Report on Form 8-K,
             dated July 7, 1995, and incorporated herein by
             reference).
10.22     -  Amended and Restated Credit Agreement dated
             February 9, 1995, by and among the Registrant,
             The First National Bank of Chicago, as Agent,
             and the Lenders party thereto (filed as an
             Exhibit to the Registrant's Annual Report on
             Form 10-K for the year ended December 31, 1994,
             and incorporated herein by reference).
10.23     -  Waiver, Consent and Amendment No. 1 dated as of
             June 12, 1995 by and among the Registrant, The
             First National Bank of Chicago, as Agent, and
             the Lenders party thereto (filed as an exhibit
             to the Registrant's Registration Statement on
             Form S-4 (file no. 33-60925) filed with the
             Commission July 7, 1995, and incorporated
             herein by reference).
10.26     -  Letter of Agreement dated March 31, 1995,
             regarding the acquisition of substantially all
             of the paging assets of Lewis Paging Inc., by
             and among CCI, Lewis Paging, Inc. and Terry W.
             Lewis (filed as an exhibit to the Registrant's
             Quarterly Report on Form 10-Q for the fiscal
             quarter ended March 31, 1995, and incorporated
             herein by reference).
10.27     -  Letter of Agreement dated March 31, 1995,
             regarding the acquisition of the common stock of
             Page East Inc., by and among CCI, Page East, Inc.
             and C.T. Spruill (filed as an exhibit to the
             Registrant's Quarterly Report on Form 8-K dated
             July 5, 1995, and incorporated herein by reference).
10.28     -  Office Lease Agreement by and between the
             Registrant and Carter-Crowley Properties, Inc.,
             as Landlord (filed as an exhibit to the
             Registrant's Current Report on Form 8-K, dated
             July 5, 1995, and incorporated herein by
             reference).
10.29     -  Letter of Agreement dated July 10, 1995, regarding
             the acquisition of substantially all of the paging
             assets of Signet Paging of Raleigh, Inc., by and
             among CCI Signet Paging of Raleigh, Inc. and W. David
             Sweatt.
10.30     -  Letter of Agreement dated July 10, 1995, regarding
             the acquisition of the common stock of Apple
             Communications, Inc. and certain assets of Best Page,
             Inc., by and among CCI, Apple Communications, Inc., Best
             Page, Inc., Sam Zarcone and Jill DiFoggio.
22        -  Subsidiaries of the Registrant (filed as an
             Exhibit to the Registrant's Annual Report on
             Form 10-K for the year ended December 31, 1994, and incorporated herein by reference).
23.1      -  Consent of Vinson & Elkins L.L.P. (set forth in
             Exhibit 5.1).
23.2      -  Consent of Ernst & Young LLP, Independent
             Auditors.

EXHIBIT
 NUMBER                  DESCRIPTION OF EXHIBITS               PAGE NO.
 ------                  -----------------------               --------
23.3      -  Consent of Hiltzik, Schneider, Ehrlich &
             Wengrover, Independent Public Accountants.
23.4      -  Consent of Cummings & Carroll, P.C.,
             Independent Public Accountants.
23.5      -  Consent of Natarelli & Associates, Independent
             Public Accountants.
23.6      -  Consent of Winter, Kloman, Moter & Repp S.C.,
             Independent Public Accountants.
23.7      -  Consent of Greer & Walker, L.L.P., Independent
             Public Accountants.
23.8      -  Consent of Arthur Andersen LLP, Independent
             Public Accountants.
23.9      -  Consent of KPMG Peat Marwick LLP, Independent
             Public Accountants.
24.1      -  Powers of Attorney (set forth on signature
             page).